COMPUTATION OF EARNINGS PER SHARE                                  EXHIBIT 11.1
The South Financial Group, Inc   and Subsidiaries


                                                  THREE MONTHS ENDED
                                                    MARCH 31, 2000
                                                  ------------------

BASIC
Net income ......................................   $    6,568,284
Less dividends on preferred stock ...............                -
                                                       -----------
Net income applicable to common
   shareholders (numerator) .....................   $    6,568,284
                                                       ===========

Average common shares outstanding
   (denominator) ................................       25,412,082

Per share amount ................................   $         0.26
                                                       ===========


DILUTED
Net income (numerator) ..........................   $    6,568,284

Average common shares outstanding ...............       25,412,082
Dilutive average shares outstanding under options          545,579
Exercise prices .................................  $3.55 to $15.63
Assumed proceeds on exercise ....................   $    5,629,896
Average market value per share ..................   $        15.66
Less:  Treasury stock purchased with the assumed
   proceeds from exercise of options ............          359,418
                                                       -----------
Adjusted average shares .........................       25,598,243
                                                       -----------
Convertible preferred stock assumed
   converted ....................................               -
                                                       -----------
 Average diluted shares outstanding
   (denominator) ................................       25,598,243
                                                       -----------

Per share amount ................................   $         0.26
                                                       ===========